Exhibit 99.1

FOR IMMEDIATE RELEASE

KENNETH COLE PRODUCTIONS, INC. SPECIAL COMMITTEE ANNOUNCES RETENTION OF BofA MERRILL LYNCH AS FINANCIAL ADVISER

NEW YORK, NEW YORK, March 6, 2012  /PR Newswire/ — As previously announced, on February 23, 2012, Kenneth Cole Productions, Inc. (NYSE: KCP) (the “Company”) received a non-binding proposal from Kenneth Cole, Chairman and Chief Creative Officer of the Company and the holder of approximately 47% of the Company’s outstanding common stock (representing approximately 89% of the voting power), to acquire all of the outstanding shares of the Company’s Class A common stock that he does not currently directly or indirectly own for $15.00 per share in cash.  In response, the special committee of independent directors established by the Company’s board of directors delivered a letter to Mr. Cole requesting that he reconsider his position that he is unwilling to consider any alternative proposals.  On March 2, 2012, Mr. Cole responded by letter that he did not intend to change his position.

On March 1, 2012, the special committee retained BofA Merrill Lynch as its independent financial adviser to assist it in evaluating and determining the Company’s response to Mr. Cole’s proposal and, if the special committee deems it appropriate, to assist it in considering any alternative transactions.

The special committee cautions the Company’s shareholders and others considering trading in its securities that no decision has been made with respect to the special committee’s response to the proposal. There can be no assurance that any definitive offer will be received, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated. The Company does not anticipate making any further public statements about this matter or the activities of the special committee unless and until either it enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction ; and Unlisted, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release that are not historical facts may be deemed to constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to those mentioned above, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission, including without limitation the risk factors described in Item 1A of the Company’s most recent annual report on Form 10-K filed on March 7, 2011.

Company Contact
David Edelman
Chief Financial Officer

Kenneth Cole Productions, Inc.
(212) 265-1500

Investor Relations Contact
James R. Palczynski
Principal
Integrated Corporate Relations, Inc.
(203) 682-8229

4